EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT




                                       STATE OR OTHER
                                       JURISDICTION OF              PERCENTAGE
                                        INCORPORATION                OWNERSHIP
                                       ----------------             ------------
PARENT

First South Bancorp, Inc.                  Virginia

SUBSIDIARY

First South Bank                        North Carolina                 100%

First South Preferred Trust I              Delaware                    100%

SUBSIDIARIES OF FIRST SOUTH BANK

First South Investments, Inc.           North Carolina                 100%

First South Leasing, LLC                North Carolina                 100%